E X H I B I T   2 1

              LIST OF ALL SUBSIDIARIES OF THE COMPANY


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

All subsidiaries are wholly-owned.
                                                                 Date of
                                                Place of      Incorporation
Name                                          Incorporation   or Acquisition

ALPNET, S.A.                                  Switzerland     June 21, 1984

Automated Language Processing Systems, Ltd.   Canada          November 17, 1986

a.l.p. Services, Inc.                         Utah, USA       November 25, 1987

A.L.P. SERVICES SARL                          France          November 30, 1987

INTERDOC SARL                                 France          November 30, 1987

Automated Language Processing Services, Ltd.  England         December 2, 1987

ALPNET GmbH                                   Germany         January 11, 1988

Multiscript International Inc.                Canada          January 15, 1988

Dr. W.D. Haehl GmbH                           Germany         January 29, 1988

Interlingua Group Ltd.                        England         March 31, 1988

ALPNET U.K. Ltd.                              England         March 31, 1988

Interlingua S.L.                              Spain           March 31, 1988

Interlingua Language Services Ltd.            Hong Kong       March 31, 1988

ALPNET Singapore Pte. Ltd.                    Singapore       March 31, 1988

ALPNET Ireland Ltd.                           Ireland         August 18, 1995

Translation Services Bureau Ltd.              Scotland        October 31, 1995

AOLI Network Technology Ltd.                  China           December 12, 1995

ALPNET Netherlands BV                         The Netherlands February 12, 1996

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